EXHIBIT 12

                              SWIFT ENERGY COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                   Three Months Ended
                                                  Years Ended December 31,                              March 31,
                                  ---------------------------------------------------------        ------------------
                                  1998          1997         1996         1995         1994         1999         1998
                                  ----          ----         ----         ----         ----         ----         ----
Gross G&A                        21,010,960   20,098,383   18,215,744   16,603,884   16,773,066    5,611,094    5,381,397
Net G&A                           3,853,812    3,523,604    4,149,964    3,336,777    3,322,369    1,109,674    1,000,479
Interest Expense                  8,752,195    5,032,952      693,959    1,115,361    1,795,133    3,304,377    1,384,766
Rent Expense                      1,117,351    1,039,210      957,797      869,191      965,389      322,021      271,888
Net Income Before Taxes        (73,391,581)   33,129,606   28,785,783    6,894,537    4,837,829    1,905,419    4,835,502
Capitalized Interest              3,849,665    2,326,691    1,549,575    1,442,022      766,572      908,497      751,847
Depleted Capitalized Interest       292,267      201,169      168,375       95,496       87,588       89,972       58,403

       Calculated Data
       ---------------
Unallocated G&A (%)                  18.34%       17.53%       22.78%       20.10%       19.81%       19.78%       18.59%
Non-Capital Rent Expense            204,944      182,192      218,208      174,676      191,222       63,684       50,548
1/3 Non-Capital Rent
    Expense                          68,315       60,731       72,736       58,225       63,741       21,228       16,849
Fixed Charges                    12,670,175    7,420,374    2,316,270    2,615,608    2,625,446    4,234,102    2,153,462
Earnings                       (64,278,804)   38,424,458   29,720,853    8,163,619    6,784,291    5,320,996    6,295,520

Ratio of Earnings to Fixed              ---         5.18        12.83         3.12         2.58         1.26         2.92
    Charges